Exhibit 5.1

1800 Wachovia Tower

Drawer 1200

Roanoke, Virginia 24006

phone: 540-510-3000

fax: 540-510-3050

www.leclairryan.com

Douglas W. Densmore

540-510-3024

douglas.densmore@leclairryan.com

June 28, 2005

Valley Financial Corporation

36 Church Avenue

Roanoke, Virginia 24011

Gentlemen:

We have participated in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Valley Financial Corporation (the “Company”) with the Securities and Exchange Commission covering a maximum of 250,000 shares of common stock, no par value, to be issued by the Company in connection with its 2005 Key Employee Equity Award Plan.

For the purposes of this opinion, we have examined the Company’s Articles of Incorporation and Bylaws. We also have examined the Registration Statement and related materials.

Based on the foregoing, with regard to the legality of the issuance of the stock being registered under the Registration Statement, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with full power and authority to carry on the business in which it is now and will be engaged.

2.	All shares of the Company’s common stock, no par value, being registered under the Registration Statement, when issued, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our name therein and under the caption “Legal Opinions” in the prospectus contained therein.

Sincerely,

/s/ LeClair Ryan Flippin Densmore